Exhibit 5.1


            [Letterhead of Paul, Weiss, Rifkind, Wharton & Garrison]








                                  July 26, 2001



Visionics Corporation
5600 Rowland Road
Minnetonka, Minnesota 55343-4315

Ladies and Gentlemen:

         In connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Visionics Corporation, a Delaware corporation (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), we have been requested by the Company to render this opinion as to the legality of (1) the 1,302,862 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company, (2) the 677,487 shares of Common Stock (the "Initial Warrant Shares") which are issuable upon exercise of certain outstanding warrants (the "Warrants") and (3) those additional shares of Common Stock as may become issuable upon exercise of the Warrants as a result of adjustments to the exercise price (the "Additional Warrant Shares" and, together with the Initial Warrant Shares, the "Warrant Shares"), all of which are being registered under the Registration Statement.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (1) the Registration Statement, (2) the Warrants, (3) the Certificate of Incorporation and the By-laws of the Company, each as amended to date, and (4) all such corporate records of the Company and all such other documents as we have considered necessary in order to form a basis for the opinion hereinafter expressed.

         In our examination of documents, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and the legal capacity of all individuals who have executed any of the aforesaid documents. As to certain matters of fact, we have relied on representations, statements or certificates of officers of the Company and of public authorities.

         Based on the foregoing, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

         1. The Shares have been duly authorized for issuance and that such Shares have been validly issued and are fully paid and nonassessable.

         2. The Warrant Shares have been duly authorized and reserved for issuance and when issued and delivered by the Company upon the exercise of the Warrants and the payment of the exercise price in accordance with the terms of the Warrants, such Warrant Shares will be validly issued, fully paid and nonassessable.

         Our opinion expressed above is limited to the federal laws of the United States, the General Corporation Law of the State of Delaware and the judicial decisions interpreting these laws. Our opinion is also rendered only with respect to the laws and the rules, regulations and orders thereunder, which are currently in effect. Please be advised that no member of this firm is admitted to practice in the State of Delaware. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" contained in the prospectus included in the Registration Statement. In giving this consent, we do not hereby agree that we come within the category of persons whose consent is required by the Act or the Rules.

                                               Very truly yours,

                                    /s/ PAUL, WEISS, RIFKIND, WHARTON & GARRISON

                                    PAUL, WEISS, RIFKIND, WHARTON & GARRISON